As filed with the Securities and Exchange Commission on May 9, 2003	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL ABSORBENTS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	N/A

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1569 Dempsey Road, North Vancouver, B.C. Canada	V7K 1S8

(Address of Principal Executive Offices)	(Zip code)

INTERNATIONAL ABSORBENTS INC.
1993 STOCK OPTION PLAN – U.S. PARTICIPANTS and 1993 EQUITY STOCK OPTION PLAN

(Full title of the Plans)

Gordon L. Ellis
Chairman
1569 Dempsey Road
North Vancouver, BC Canada V7K 1S8

(Name and address of agent for service)

(604) 683-3473

(Telephone number, including area code, of agent for service)

Copies to:
Laura Bertin, Esq.
Summit Law Group, P.L.L.C.
315 Fifth Avenue S., Suite 1000
Seattle, Washington 98104

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of securities to be	Amount to be	offering price	aggregate	Amount of
registered	registered (1)	per share	offering price	registration fee

Common Stock, no par value	338,150	$1.80 (2)	$608,670	$49.24
(currently outstanding options)	205,600	2.10 (2)	431,760	34.93

Total	543,750	n/a	$1,040,430	$84.17

(1)	Based on shares subject to outstanding options or reserved for future issuance pursuant to the 1993 Stock Option Plan—U.S. Participants, as amended and the 1993 Equity Stock Option Plan, as amended. In addition, this registration statement also covers an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of our outstanding Common Stock.

(2)	Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the fixed exercise prices of options granted as of the filing date of this registration statement.

STATEMENT UNDER GENERAL INSTRUCTION E –

REGISTRATION OF

ADDITIONAL SECURITIES AND INCORPORATION BY REFERENCE

     This Registration Statement registers 543,750 additional shares of our Common Stock authorized for issuance under the 1993 Stock Option Plan—U.S. Participants and the 1993 Equity Stock Option Plan as a result of amendments increasing the number of authorized shares available for purchase under each plan, as approved by our shareholders. All share figures on this Form S-8 have been adjusted to reflect our 1-for-4 reverse stock split effective on April 9, 2001. Accordingly, the contents of the previous Registration Statement on Form S-8 (File No. 33-66178), including any amendments thereto or filings incorporated therein, are incorporated by reference into this Registration Statement, including periodic reports that we filed after such Registration Statement on Form S-8 to maintain current information about us. The reports we have most recently filed are listed below:

     (a)  Our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003, filed with the Securities and Exchange Commission (the “Commission”) on April 3, 2003;

     (b)  Our Current Report on Form 8-K filed with the Commission on March 25, 2003;

     (c)  Our Current Report on Form 8-K filed with the Commission on March 13, 2003;

     (d)  Our Proxy Statement dated May 9, 2002 filed with the Commission on May 24, 2002; and

     (e)  The description of our Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on March 17, 2003, including any amendments or reports for the purpose of updating such description.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold, or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Registration Statement shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

     The British Columbia Company Act, RSBC 1996, Chapter 62 (the “Act”) and the Articles of our Corporation, provide, subject to approval of the court, for the indemnification of directors and officers of the Corporation and its subsidiaries, against all costs, charges and expenses, including legal fees and any amount paid to settle an action or proceeding or to satisfy a judgment, arising by reason of the fact that they are or were a director of the Corporation, provided they acted honestly and in good faith with a view to the best interests of the Corporation and exercised the care, diligence and skill of a reasonably prudent person. The terms of indemnification are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under administrative actions or proceedings such as under the Securities Act.

     Our Articles require us to indemnify any person other than a director against any loss, damage, costs or expenses whatsoever incurred by him while acting as an officer, employee or agent for the Corporation unless such loss arose out of failure to comply with instructions, willful act or default or fraud by such person, in which case the directors in their discretion may decide to indemnify such person.

     Our directors and officers may also be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy that may be maintained by us for such purpose.

Item 8.     Exhibits

Exhibit Number	Exhibit

5.1	Opinion of David G. Ashby Law Corporation.

23.1	Consent of Moss, Adams, LLP, Certified Public Accountants

23.2	Consent of David G. Ashby Law Corporation (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	1993 Stock Option Plan – U.S. Participants, as amended

99.2	1993 Equity Stock Option Plan, as amended

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on the 1st day of May, 2003.

INTERNATIONAL ABSORBENTS INC

/s/ Gordon L. Ellis

By: Gordon L. Ellis
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Gordon L. Ellis and Stephen H. Silbernagel, or either of them, his or her true and lawful attorney-in-fact and agent, with the power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and his or her agent or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated above.

Signature	Title

/s/ Gordon Ellis	President and Chief Executive Officer
(Principal Executive Officer)
Gordon L. Ellis

/s/ David Thompson	Chief Financial Officer
(Principal Financial and Accounting Officer)
David Thompson

/s/ Stephen Silbernagel	Director

Stephen H. Silbernagel

/s/ John Sutherland	Director

John J. Sutherland

/s/ Lionel Dodd	Director

Lionel G. Dodd

/s/ Doug Ellis	Director

Douglas Ellis

/s/ Shawn Dooley	Director

Shawn Dooley

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion of David G. Ashby Law Corporation

23.1	Consent of Moss, Adams, LLP, Certificate Public Accountants

23.2	Consent of David G. Ashby Law Corporation (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	1993 Stock Option Plan — U.S. Participants, as amended

99.2	1993 Equity Stock Option Plan, as amended